SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 25, 2001

MarketU Inc.
(Exact name of Registrant as specified in its charter)

Nevada	0-29067	98-0173359
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

20145 Stewart Crescent, Suite 101,
Maple Ridge, British Columbia, Canada V2X 0T6
(604) 460-7634
(Address and telephone number of principal executive offices, including Zip Code)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

Private Placement

On September 25, 2001, MarketU Inc. ("MarketU") entered into a subscription agreement with an individual investor to acquire a minimum of 3,416,667 units of MarketU for an aggregate purchase price of $1,500,000. Each unit consists of one voting Series B Preferred Share and one-half of one non-transferable share purchase warrant. Each Series B Preferred Share may at any time be exchanged for one Common Share of MarketU without additional payment to MarketU. Any Series B Preferred Shares that remain unexercised on the date which is one year from the date of issuance will be deemed to be converted. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares will be entitled to receive an amount equal to the paid-up capital of each such share, before any amount shall be paid or the assets of MarketU will be distributed to the holders of Common Shares and Series A Preferred Shares. Each whole share purchase warrant will entitle the investor to purchase one Common Share in the capital stock of the Company at a price ranging from $0.25 to $1 per share for a 12-month period commencing on the date the share purchase warrants are issued. The share purchase warrants expire one year from the date of their issuance if they are not exercised. MarketU has received a deposit of $50,000 on this private placement.

This private placement has three closings. At the first closing, scheduled for September 28, 2001, the investor will pay MarketU $200,000, and MarketU will issue 1,666,667 Series B Preferred Shares and 833,333 non-transferable share purchase warrants to the investor. Each warrant will entitle the holder to acquire one Common Share of MarketU at $0.25 per share. At the second closing, scheduled for November 30, 2001, the investor will pay MarketU $500,000, and MarketU will issue 1,000,000 Series B Preferred Shares and 500,000 non-transferable share purchase warrants to the investor. Each whole warrant will entitle the holder to acquire one Common Share of MarketU at $0.60 per share. At the third closing, scheduled for February 28, 2002, the investor will pay MarketU $750,000, and MarketU will issue to the investor the number of units calculated by dividing $750,000 by the lesser of $1 per share or a price determined by the 30-day closing average of MarketU shares on the OTC Bulletin Board. Each unit consists of one Series B Preferred share and one-half of one share purchase warrant. Each whole warrant will entitle the holder to acquire one Common Share of MarketU at $1.25 per share.

As of the date hereof, no shares have been issued.

The proceeds of all of the private placements will be used towards expansion of the Company's operations, marketing, as well as paying off existing liabilities and for general working capital requirements.

Private Option

On September 25, 2001, 612559 B.C. Ltd., a corporation controlled by three directors and one officer of MarketU, was granted a private option to acquire 50% of all common and preferred shares of MarketU acquired by the investor in the above private placement, for $1,680,000. The private option will expire six months after the investor closes the third closing of the private placement. 612559 B.C. Ltd. presently holds 37.9% of the voting shares of MarketU. If 612559 B.C. Ltd. exercises the private option, it will hold 47.6% of the then outstanding voting shares of MarketU, assuming options and warrants are not exercised.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 25, 2001

MARKETU INC.

By: /s/    "Scott Munro"
Scott Munro, Principal Financial
and Accounting Officer